UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                           Dollar Tree Stores, Inc.
                               (Name of Issuer)

                         Common Stock, $.01 Par Value
                        (Title of Class of Securities)

                                   256747106
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 pages

                                 SCHEDULE 13G
------------------------------             --------------------------------
|                            |             |                              |
|CUSIP No. 256747106         |             | Page   2   of   11    Pages  |
|----------------------------|             |------------------------------|
---------------------------------------------------------------------------
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | The SK Equity Fund, L.P.  (IRS ID No. 061312136)                   |
|----|--------------------------------------------------------------------|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|----|--------------------------------------------------------------------|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 6,965,664                                     |
|   NUMBER OF        |____|_ _____________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 6,965,664                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|--------------------|----|-----------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                      6,965,664                                     |
|----|--------------------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|----|--------------------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                      10.9%                                         |
|----|--------------------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        PN                                          |
|----|--------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
------------------------------             --------------------------------
|                            |             |                              |
|CUSIP No. 256747106         |             | Page   3   of   11  Pages    |
|----------------------------|             |------------------------------|
---------------------------------------------------------------------------
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |   SKM Partners, L.P.  (IRS ID No. 061301330)                       |
|----|--------------------------------------------------------------------|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|----|--------------------------------------------------------------------|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 6,965,664                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 6,965,664                                     |
|--------------------|----|-----------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                      6,965,664                                     |
|----|--------------------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|----|--------------------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        10.9%                                       |
|----|--------------------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        PN                                          |
|----|--------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
------------------------------             --------------------------------
|                            |             |                              |
|CUSIP No. 256747106         |             | Page   4   of   11  Pages    |
|----------------------------|             |------------------------------|
---------------------------------------------------------------------------
|  1 | NAME OF REPORTING PERSONS                                          |
|    |                                                                    |
|    |   SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.                          |
|----|--------------------------------------------------------------------|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|----|--------------------------------------------------------------------|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 6,965,664                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 6,965,664                                     |
|--------------------|----|-----------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                      6,965,664                                     |
|----|--------------------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|----|--------------------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        10.9%                                       |
|----|--------------------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        PN                                          |
|----|--------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
------------------------------             --------------------------------
|                            |             |                              |
|CUSIP No. 256747106         |             | Page    5    of   11  Pages  |
|----------------------------|             |------------------------------|
---------------------------------------------------------------------------
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |     Thomas A. Saunders, III                                        |
|----|--------------------------------------------------------------------|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|----|--------------------------------------------------------------------|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |    97,500                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 6,977,250                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |    97,500                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 6,977,250                                     |
|--------------------|----|-----------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                      7,074,750                                     |
|----|--------------------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|----|----------------------------------- --------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        11.1%                                       |
|----|--------------------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        IN                                          |
|----|--------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
------------------------------             --------------------------------
|                            |             |                              |
|CUSIP No. 256747106         |             | Page   6    of    11  Pages  |
|----------------------------|             |------------------------------|
---------------------------------------------------------------------------
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |     Allan W. Karp                                                  |
|----|--------------------------------------------------------------------|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|----|--------------------------------------------------------------------|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |    11,586                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 6,965,664                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |    11,586                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 6,965,664                                     |
|--------------------|----|-----------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                      6,977,250                                     |
|----|--------------------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|----|--------------------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                       11.0%                                        |
|----|--------------------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        IN                                          |
|----|--------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
------------------------------             --------------------------------
|                            |             |                              |
|CUSIP No. 256747106         |             | Page    7    of   11  Pages  |
|----------------------------|             |------------------------------|
---------------------------------------------------------------------------
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |     John F. Megrue                                                 |
|----|--------------------------------------------------------------------|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|----|--------------------------------------------------------------------|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|----|--------------------------------------------------------------------|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 6,977,246                                     |
|                    |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 6,977,246                                     |
|--------------------|----|-----------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                      6,977,246                                     |
|----|--------------------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|----|--------------------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        11.0%                                       |
|----|--------------------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        IN                                          |
|----|--------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 8 of 11 Pages

Item 1(a).  Name of Issuer.

         Dollar Tree Stores, Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices.

         500 Volvo Parkway
         P.O. Box 2500
            Norfolk, Virginia 23501-2500

Item 2(a).  Name of Person Filing.

         This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

(1)      For:  The SK Equity Fund, L.P., SKM Partners, L.P., and Saunders Karp &
               Megrue Partners, L.L.C.:

               Two Greenwich Plaza
               Suite 100
               Greenwich, CT 06830

(2) For: Thomas A. Saunders, III, Allan W. Karp and John F. Megrue:

               667 Madison Avenue
               New York, New York 10021

Item 2(c).  Citizenship.

         Each of the persons filing this statement is a United States citizen or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d).  Title of Class of Securities.

         This statement relates to the Company's Common Stock, par value $.01 per share (the "Common Stock").

Item 2(e).  CUSIP Number.

         256747106

                                                            Page 9 of 11 Pages

Item 3. For Statements Filed Pursuant to Rule 13d-1(b), or 13d-2(b). Not applicable.

Item 4(a), (b) and (c).  Ownership.

         The SK Equity Fund, L.P. is the beneficial owner of 6,965,664 shares of Common Stock of the Company (including 2,777,874 shares of Common Stock issuable upon the exercise of currently exercisable warrants with an exercise price of $0.86 per share), representing 10.9% of the total number of shares outstanding as of December 31, 1998. The SK Equity Fund, L.P. has the sole power to vote or to direct the vote and to dispose or direct the disposition of all of such shares.

         SKM Partners, L.P. is the beneficial owner of 6,965,664 shares of Common Stock of the Company (including 2,777,874 shares of Common Stock issuable upon the exercise of currently exercisable warrants with an exercise price of $0.86 per share), representing 10.9% of the total number of shares outstanding as of December 31, 1998. SKM Partners, L.P. has (i) the sole power to vote or to direct the vote and to dispose or direct the disposition of none of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of all of such shares as the general partner of The SK Equity Fund, L.P. which owns all of such shares.

    Saunders Karp & Megrue Partners, L.L.C. is the beneficial owner of 6,965,664 shares of Common Stock of the Company (including 2,777,874 shares of Common Stock issuable upon the exercise of currently exercisable warrants with an exercise price of $0.86 per share), representing 10.9% of the total number of shares outstanding as of December 31, 1998. SKM Partners, L.P. has (i) the sole power to vote or to direct the vote and to dispose or direct the disposition of none of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of all of such shares as the general partner of SKM Partners, L.P., which is the general partner of The SK Equity Fund, L.P. which owns all of such shares.

         Thomas A. Saunders, III is the beneficial owner of 7,074,750 shares of Common Stock of the Company (including 2,782,430 shares of Common Stock issuable upon the exercise of currently exercisable warrants with an exercise price of $0.86 per share), representing 11.1% of the total number of shares outstanding as of December 31, 1998. Mr. Saunders has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 97,500 of such shares, (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 6,965,664 of such shares as a member of Saunders Karp & Megrue Partners, L.L.C. and (iii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 11,586 of such shares as a co-trustee of the Saunders Dollar Tree Trust. The other trustee of the Saunders Dollar Tree Trust is Joanne S. Berkley.

         Allan W. Karp is the beneficial owner of 6,977,250 shares of Common Stock of the Company (including 2,782,430 shares of Common Stock issuable upon the exercise of currently exercisable warrants with an exercise price of $0.86 per share), representing 11.0% of the total number of shares outstanding as of December 31, 1998. Mr. Karp has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 11,586 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 6,965,664 of such shares as a member of Saunders Karp & Megrue
Partners, L.L.C.

         John F. Megrue is the beneficial owner of 6,977,246 shares of Common Stock of the Company (including 2,782,428 shares of Common Stock issuable upon the exercise of currently exercisable warrants with an exercise price of $0.86 per share), representing 11.0% of the total number of shares outstanding as of December 31, 1998. Mr. Megrue has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of none of such shares, (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 6,965,664 of such shares as a member of Saunders Karp & Megrue Partners, L.L.C. and (iii) may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 11,582 of such shares held by Mr. Megrue's sister, Melanie K. Berman, as custodian for Mr. Megrue's children.

                                                            Page 10 of 11 Pages

Item 5.        Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.        Identification and Classification of Members of the Group.

         See Item 4 above.

Item 9.        Notice of Dissolution of Group.


         Not applicable.

Item 10.       Certification.

         Not applicable.

                                                            Page 11 of 11 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February  16, 1999

                           THE SK EQUITY FUND, L.P.

                                 By:  SKM PARTNERS, L.P., as General Partner

                                 By: SAUNDERS KARP & MEGRUE PARTNERS, L.L.C, as
                                                General Partner

                                 By: /s/ Allan W. Karp
                                    ----------------------------
                                        Authorized Member


                           SKM PARTNERS, L.P.

                                 By: SAUNDERS KARP & MEGRUE PARTNERS, L.L.C, as
                                                General Partner

                                 By: /s/ Allan W. Karp
                                    ----------------------------
                                        Authorized Member


                           SAUNDER KARP & MEGRUE PARTNERS, L.L.C

                                 By: /s/ Allan W. Karp
                                    ----------------------------
                                        Authorized Member


                           BY:  /s/ Thomas A. Saunders, III
                               ----------------------------
                                Thomas A. Saunders, III


                                /s/ Allan W. Karp
                               ----------------------------
                                 Allan W. Karp


                                /s/ John F. Megrue
                               ------------------------------
                                 John F. Megrue